UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

eMerge Interactive Inc.

(Name of Registrant as specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Stockholders

to be held May 18, 2006

To Our Stockholders:

The Annual Meeting of Stockholders of eMerge Interactive, Inc. will be held on Thursday, May 18, 2006, at 10:00 a.m., Eastern Daylight Savings Time, at Disney’s Conference Facilities, 9250 Island Grove Terrace, Vero Beach, FL. At the meeting, we will:

•	elect four (4) directors to hold office until the next Annual Meeting of Stockholders and until their respective successors are duly elected and qualified;

•	approve an amendment and restatement of the Company’s Certificate of Incorporation to (i) effect a reverse split of the Company’s outstanding shares of class A common stock by a ratio of one-for-five to one-for-fifteen, inclusive and (ii) reduce the number of authorized shares of common stock and preferred stock;

•	approve an amendment and restatement of the Company’s Certificate of Incorporation to (i) eliminate several series of common and preferred stock that are no longer outstanding, (ii) change the designation of class A common stock, par value $0.008 per share, to common stock, par value $0.01 per share, (iii) clarify the Board of Directors’ authority to set the terms of and issue series of preferred stock in the future, and (iv) make certain typographical corrections; and

•	act upon such other matters as may properly come before the meeting or any adjournment or postponement of the meeting.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only holders of record of the Company’s class A common stock at the close of business on March 29, 2006, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices for 10 business days prior to the meeting. This proxy statement and accompanying form of Proxy are being mailed on or about April 21, 2006.

A COPY OF eMERGE’S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 2005 IS ENCLOSED WITH THIS NOTICE.

You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account. A form of proxy for each account must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

The address of our principal office is 10305 102nd Terrace, Sebastian, Florida 32958, and our phone number is (772) 581-9700.

By order of the Board of Directors:

Robert E. Drury

Secretary

Sebastian, Florida

April 21, 2006

Your vote is important.

The attached proxy statement should be read carefully. You are urged to sign, date and mail the enclosed proxy in the enclosed postage paid envelope. No additional postage is required if mailed in the United States. You may revoke your proxy at any time before it is voted by giving written notice to our Corporate Secretary, by attending the Annual Meeting and voting in person or by submitting a proxy dated a later date.

PAGE
QUESTIONS AND ANSWERS	1
PROPOSALS YOU MAY VOTE ON	3
Proposal 1. Election of Directors	3
Proposal 2. Amendment and Restatement of Our Certificate of Incorporation to (i) Effect a Reverse Split of Our Outstanding Class A Common Stock by a Ratio of Between One-For-Five And One-For-Fifteen, Inclusive, and (ii) Reduce the Number of Authorized Shares of Common Stock and Preferred Stock	6
Proposal 3. Amendment and Restatement of Our Certificate of Incorporation to (i) Eliminate Several Series of Common and Preferred Stock that are no longer outstanding, (ii) Change the Designation of Class A Common Stock, Par Value $0.008 Per Share, to Common Stock, Par Value $0.01 Per Share, (iii) Clarify the Board of Directors’ Authority to Set the Terms of and Issue Series of Preferred Stock in the Future, and (iv) Make Certain Typographical Corrections	13
PERFORMANCE GRAPH	14
STOCK OWNERSHIP	15
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	15
DIRECTORS AND EXECUTIVE OFFICERS	16
EXECUTIVE COMPENSATION	18
Summary Compensation Table	18
Option Grants During Last Fiscal Year	19
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	19
Description of Employment Agreements, Severance Arrangements and Change of Control Arrangements	19
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION	21
AUDIT COMMITTEE REPORT	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
INFORMATION CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
STOCKHOLDER PROPOSALS	25
OTHER MATTERS	25
ANNUAL REPORT	25

QUESTIONS AND ANSWERS

Q:	WHY DID YOU SEND ME THIS PROXY STATEMENT?

A:	We sent this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote your shares at our 2006 Annual Meeting of Stockholders. This proxy statement is designed to assist you in voting and provides the information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”).

Q:	WHEN IS THE ANNUAL MEETING AND WHERE WILL IT BE HELD?

A:	The Annual Meeting will be held on Thursday, May 18, 2006, at 10:00 a.m. at Disney’s Conference Facilities, 9250 Island Grove Terrace, Vero Beach, FL.

Q:	WHAT MAY I VOTE ON?

A:	You may vote on the following matters:

•	election of four directors to hold office until the next Annual Meeting of Stockholders;

•	approval of an amendment and restatement of our Certificate of Incorporation to (i) effect a reverse split of our Company’s outstanding shares of class A common stock by a ratio of one-for-five to one-for-fifteen, inclusive and (ii) reduce the number of authorized shares of common stock and preferred stock; and

•	approval of an amendment and restatement of our Certificate of Incorporation to (i) eliminate several series of common and preferred stock that are no longer outstanding, (ii) change the designation of class A common stock, par value $0.008 per share, to common stock, par value $0.01 per share, (iii) clarify the Board of Directors’ authority to set the terms of and issue series of preferred stock in the future, and (iv) make certain typographical corrections.

Q:	HOW DOES EMERGE’S BOARD OF DIRECTORS RECOMMEND I VOTE?

A:	Our Board of Directors recommends a vote FOR (1) the election of each director nominee, (2) approval of the amendment and restatement of the Certificate of Incorporation to effect a reverse split and reduce the number of authorized shares and (3) approval of the amendment and restatement of the Certificate of Incorporation to effect specified changes in designated stock, clarifications and corrections.

Q:	WHO IS ENTITLED TO VOTE?

A:	Only those who owned our class A common stock at the close of business on the record date, which was March 29, 2006, are entitled to vote at the Annual Meeting.

Q:	HOW DO I VOTE AND HOW CAN I REVOKE MY PROXY?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR (1) the election of each director nominee, (2) the approval of the amendment and restatement of the Certificate of Incorporation to effect a reverse split and reduce the number of authorized shares and (3) approval of the amendment and restatement of the Certificate of Incorporation to effect specified changes in designated stock, clarifications and corrections. You have the right to revoke your proxy at any time before the meeting by:

•	notifying our Corporate Secretary;

•	voting in person; or

•	submitting a later-dated proxy card.

Q:	HOW MANY SHARES CAN VOTE?

A:	Our charter authorizes the issuance of up to 92,711,110 shares of class A common stock, par value $0.008 per share, 7,288,890 shares of class B common stock, par value $0.008 per share and 15,000,000 shares of preferred stock, par value $0.01 per share. On the record date, our issued and outstanding stock consisted of 60,500,666 shares of class A common stock. Each holder of our class A common stock is entitled to one vote for each share held on the record date.

Q:	WHAT IS A “QUORUM”?

A:	A “quorum” is a majority of the outstanding shares of our class A common stock. These shares may be present at the meeting or represented by proxy and there must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. Broker “non-votes” (proxies received from brokers or other nominees indicating that they have not received voting instructions from the beneficial owner with respect to any matter for which the brokers or nominees do not have discretionary authority), unless otherwise represented at the Annual Meeting, will not be treated as shares present at the Annual Meeting for purposes of determining whether a quorum is present.

Q:	WHAT VOTE IS REQUIRED?

A:	Directors are elected by a plurality of the votes cast by holders of class A common stock at a meeting at which a quorum is present. Votes that are withheld and broker “non-votes” will not be included in determining the number of votes cast.

Approval of each proposal to amend and restate the Certificate of Incorporation require the affirmative vote of a majority of the shares of class A common stock outstanding on the record date. Abstentions will be counted as votes cast on a proposal to amend and restate the Certificate of Incorporation, and will have the effect of a vote against such proposal. Broker “non-votes” will not be counted as votes cast on a proposal to amend and restate the Certificate of Incorporation, and will have the effect of a vote against such proposal.

Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

A:	Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to David C. Warren, our President and Chief Executive Officer and Robert E. Drury, our Executive Vice President, Chief Financial Officer and Secretary, or either of them, to vote on such matters at their discretion.

Q:	WHO WILL PAY FOR THIS PROXY SOLICITATION?

A:	We will pay all costs of soliciting proxies. In addition to mailing proxy solicitation materials, our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

PROPOSALS YOU MAY VOTE ON

PROPOSAL 1. ELECTION OF DIRECTORS

At the Annual Meeting, you and the other stockholders will elect four individuals to serve as directors until the 2007 Annual Meeting and until their respective successors are duly elected and qualified. Our Board of Directors has nominated David C. Warren, John C. Belknap, John C. Foltz and Robert S. Spencer to stand for election at the Annual Meeting. Christopher A. Sinclair has declined to be nominated for re-election. Detailed information on each nominee is provided under “Directors and Executive Officers” below. Each of the nominees for director is a current member of our Board of Directors.

Our Bylaws provide that the number of directors that shall constitute the whole board shall be as fixed from time to time by our Board of Directors. By resolution of our Board of Directors, the number of directors comprising our Board of Directors will be reduced from five to four, effective on the date of the Annual Meeting, in connection with Mr. Sinclair’s decision not to be nominated for re-election.

The individuals named as proxies will vote the properly executed proxies in the enclosed form for the election of Messrs. Warren, Belknap, Foltz and Spencer unless you direct them to withhold your votes. If any nominee becomes unable or unwilling to stand for election, our Board of Directors may reduce its size or designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.

Information Regarding the Board Of Directors and Committees

Our Board of Directors consists of a majority of independent directors as such term is defined in the Nasdaq Stock Market Marketplace rules. The Board of Directors has determined that Messrs. Belknap, Foltz, Sinclair and Spencer are independent. The full Board of Directors considers all major decisions concerning our Company. However, our Board of Directors has established the following three standing committees in order that certain important areas can be addressed in more depth than may be possible in a full Board of Directors meeting:

Compensation Committee. The Compensation Committee evaluates and approves the compensation and benefits for our directors and executive officers, administers our equity compensation plans and makes recommendations to our Board of Directors regarding such matters. The members of the Compensation Committee are currently Christopher A. Sinclair (Chairman), John C. Belknap and John C. Foltz. Our Board of Directors has determined that each of the Compensation Committee members are independent as defined in the Nasdaq Stock Market Marketplace Rules. The Compensation Committee held three meetings during 2005.

Audit Committee. The Audit Committee reviews the professional services and independence of our independent registered public accounting firm, and our accounts, procedures and internal controls. The Audit Committee recommends to our Board of Directors our independent registered public accounting firm and monitors the performance of such accounting firm; reviews and approves the scope of the annual audit; reviews and evaluates with the independent registered public accounting firm our annual audit and annual financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on our Company that may be brought to its attention by management, the independent registered public accounting firm or our Board of Directors; and evaluates all of our public financial reporting documents. The members of the Audit Committee are currently John C. Belknap (Chairman), John C. Foltz, Christopher A. Sinclair and Robert S. Spencer. Our Board of Directors has determined that each of the Audit Committee members are independent as defined in the Nasdaq Stock Market Marketplace Rules and the rules promulgated under the Securities Exchange Act of 1934, as amended. Our Board of Directors has also determined that each of Messrs. Belknap and Spencer are audit committee financial experts as that term is defined in the rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. The Audit Committee held seven meetings in 2005.

Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee was established by the Board of Directors on March 24, 2005. The Nominations and Corporate Governance Committee assists our Board of Directors in identifying and recruiting individuals to become directors of our Company; recommends director nominees to our Board of Directors; recommends committee nominees to our Board of Directors; oversees the governance of our Company, including recommending our Company’s corporate governance guidelines; leads our Board of Directors’ annual review of its performance; oversees the evaluation of each of our committees; and oversees our management continuity planning process. The members of the Nominations and Corporate Governance Committee are currently John C. Foltz (Chairman) and Robert S. Spencer. Our Board of Directors has determined that each of Messrs. Foltz and Spencer are “independent” as defined under the listing standards of The Nasdaq Stock Market Marketplace Rules. The Nominations and Corporate Governance Committee held one meeting in 2005.

Our Board of Directors has no minimum qualifications that nominees must meet in order to be considered for nomination to our Board of Directors. In the fulfillment of their responsibilities to identify and recommend to our Board of Directors individuals qualified to become board members, the members of the Nominations and Corporate Governance Committee take into account all factors they consider appropriate, which may include experience, accomplishments, education, understanding of the business and the industry in which we operate, specific skills, general business acumen and the highest personal and professional integrity. Generally, the members of the Nominations and Corporate Governance Committee will first consider current board members because they meet the criteria listed above and possess an in-depth knowledge of our Company, its history, strengths, weaknesses, goals and objectives. The Nominations and Corporate Governance Committee will consider stockholder recommendations for candidates to serve on our Board of Directors.

Each of the Compensation, Audit and Nominations and Corporate Governance Committees act under written charters adopted by our Board of Directors. Copies of these charters may be found on our website at www.emergeinteractive.com.

Our Board of Directors met six times during 2005. Each of the incumbent directors attended more than 85% of the total meetings of our Board of Directors and committees on which he served during 2005. Our Board of Directors does not have a formal policy with regards to director attendance at our Annual Meeting. At the 2005 Annual Meeting all directors were present.

Stockholder Communication with the Board of Directors

Our Board of Directors has adopted a formal policy by which stockholders may communicate with members of our Board of Directors by mail addressed to an individual member of the Board of Directors, to the full Board of Directors, or to a particular committee of the Board of Directors, at the following address: c/o Corporate Secretary, 10305 102nd Terrace, Sebastian, Florida 32958.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. The Code of Ethics and Business Conduct may be found on our website at www.emergeinteractive.com. We will also provide, without charge, one printed copy of the Code of Business Ethics and Conduct to any stockholder, upon request to c/o Corporate Secretary, 10305 102nd Terrace, Sebastian, Florida 32958. We intend to post amendments to, or waivers from, our Code of Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions on our website.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is currently composed of Christopher A. Sinclair (Chairman), John C. Belknap and John C. Foltz. There are no reportable Compensation Committee interlocks or insider participation matters.

Compensation of Directors

During 2005, compensation of independent directors, other than the Chairman of the Board, consisted of an annual cash retainer of $25,000 and an annual grant of 75,000 options to purchase class A common stock. Mr. Belknap receives an annual cash retainer of $90,000 for his positions as Chairman of the Board and Chairman of the Audit Committee, as well as the annual grant of 75,000 options to purchase class A common stock. Audit Committee members, except the Chairman, receive an additional $5,000 cash retainer. The Compensation plan for the Directors also includes an initial sign-on grant of 50,000 options to purchase class A common stock. Individual Board or Committee meetings, whether attended in person or telephonically, are not compensated. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors. Directors are eligible to receive options to purchase common stock under our equity compensation plans.

The following table details the options to purchase shares of common stock granted to individual directors during 2005 by our Board of Directors under our Amended and Restated 1999 Equity Compensation Plan:

Director	Grant Date	Number of Shares Underlying Options Granted	Exercise Price Per Share

John C. Belknap	May 19, 2005	75,000	$0.54

John C. Foltz	May 19, 2005	75,000	0.54

Christopher A. Sinclair	May 19, 2005	75,000	0.54

Robert S. Spencer	May 19, 2005	75,000	0.54

David C. Warren	February 25, 2005	300,000	1.16

Each of these options vested 25% on the day of grant with the remaining options vesting in three annual installments of 25% each and has a term of 10 years.

Your Board of Directors unanimously recommends a vote “FOR” each of the nominees for re-election as a director.

PROPOSAL 2. AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO (i) EFFECT A REVERSE SPLIT OF OUR OUTSTANDING CLASS A COMMON STOCK BY A RATIO OF BETWEEN ONE-FOR-FIVE AND ONE-FOR-FIFTEEN, INCLUSIVE, AND (ii) REDUCE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK AND PREFERRED STOCK.

General

Our Board of Directors has approved and adopted resolutions proposing, declaring advisable and in our Company’s best interests and the best interests of its stockholders and recommending to the stockholders of our Company for approval an amendment and restatement of our Certificate of Incorporation (the “Charter”) to:

(i)	effect a one-for-five to one-for-fifteen, inclusive, reverse stock split of our issued and outstanding class A common stock (the “Reverse Split”); and

(ii)	reduce the number of authorized shares of common stock from 100,000,000 to a number of shares that is [100]% greater than the number of shares outstanding immediately following the Reverse Split, rounded up to the nearest 1,000,000 shares, and to reduce the number of authorized shares of preferred stock proportionately with the Reverse Split ratio determined by the Board of Directors. The number of authorized shares of common stock and preferred stock is being reduced so there will be an appropriate number of shares of common stock and preferred stock authorized but unissued immediately following the Reverse Split. See “Certain Effects and Risks of the Reverse Split” in this proxy statement, which is incorporated by reference herein, for a discussion of the principal effects of the reduction of the number of authorized shares in conjunction with the Reverse Split.

If our stockholders approve this Proposal 2, but our Board of Directors elects not to implement the Reverse Split, we will not implement the reduction of the number of authorized shares of common stock or preferred stock. If our stockholders do not approve this Proposal 2, or our Board of Directors elects not to implement the Reverse Split, we will still implement the amendment and restatement of the Charter described in Proposal 3 (assuming our stockholders approve Proposal 3).

A summary of the significant amendments being made to the Charter to reflect the Reverse Split and the reduction of the number of authorized shares is set forth below. This summary is qualified by the form of the proposed amended and restated Charter that is attached to this proxy statement as Appendix A and incorporated herein by reference, which form assumes a one-for-ten Reverse Split and a reduction of the authorized shares of common stock to 13,000,000 shares. If our board elects a different ratio for the Reverse Split, or elects not to implement the Reverse Split, the amended and restated Charter that is actually filed with the Secretary of State of the State of Delaware will be modified accordingly.

Reverse Split

If the Reverse Split is approved by the stockholders, our Board of Directors will have the authority, without further stockholder approval, to effect the Reverse Split within the range approved by the stockholders. Our Board of Directors may only effect one of the proposed reverse stock splits within the range approved. Our Board of Directors would also have the authority to determine the exact timing of the Reverse Split, which may occur at any time on or prior to the Company’s next annual meeting of stockholders, without further stockholder approval. The timing of the Reverse Split will be determined in the judgment of our Board of Directors, with the intention of maximizing our Company’s ability to remain in compliance with the continued listing requirements of the Nasdaq Capital Market (the “NCM”) and other intended benefits of the Reverse Split to stockholders and our Company. See the information below under the caption “Purposes of the Reverse Split.”

Our Board of Directors also reserves the right, notwithstanding stockholder approval and without further action by stockholders, to not proceed with the Reverse Split, if at any time prior to filing an amendment to our Company’s Charter to effect the Reverse Split (the “Amendment”) with the Secretary of State of the State of Delaware our Board of Directors, in its sole discretion, determines that the Reverse Split is no longer in the best interests of our Company and our stockholders. Our Board of Directors may consider a variety of factors in determining whether or not to implement the Reverse Split, including, but not limited to, overall trends in the stock market, recent changes and anticipated trends in the per share market price of our class A common stock, business and transactional developments and our actual and projected business and financial performance. If the Reverse Split is approved by the stockholders but is subsequently not implemented by our Board of Directors by the date of the next annual meeting of stockholders, then the proposal will be deemed abandoned, without any further effect. In such case, our Board of Directors may again seek stockholder approval at a future date for a reverse stock split if it deems a reverse stock split to be advisable at that time. If our Board of Directors elects not to implement the Reverse Split, then it will not implement the reduction of the number of authorized shares of common stock.

The Reverse Split will be effected simultaneously for all holders of class A common stock, and the ratio of post-split shares to pre-split shares will be the same for all of the class A common stock. Except for changes due to our purchase of fractional shares as described below under the caption “Fractional Shares,” the Reverse Split will affect all of our stockholders uniformly, will not change the proportionate equity interests of our stockholders, and will not alter the respective voting or other rights of stockholders. The class A common stock issued pursuant to the Reverse Split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

Purposes of the Reverse Split

The principal purpose of the Reverse Split is to increase the market price of our class A common stock above the minimum bid price requirement of $1.00 per share required by The Nasdaq Stock Market, Inc. (“Nasdaq”). Under at least one of our financing agreements we have the obligation to use commercially reasonable efforts to maintain our listing on the NCM. Our class A common stock is a quoted security on the NCM. In order for the class A common stock to continue to be quoted thereon, our Company is required to continue to comply with various listing maintenance standards established by Nasdaq. Among other things, our Company is required to maintain a minimum bid price for the class A common stock of at least $1.00 per share.

Under the NCM listing maintenance standards, if the closing bid price of the class A common stock is under $1.00 per share for 30 consecutive business days and does not thereafter regain compliance for a minimum of ten consecutive business days during the 180 calendar days following notification by Nasdaq (or such longer period as may be determined under applicable Nasdaq rules), Nasdaq may delist the class A common stock from trading on the NCM.

Our class A common stock has been trading below $1.00 since March 17, 2005, and it is currently not in compliance with the minimum bid price requirement for continued listing on the NCM. On November 1, 2005, we received notification that we met the initial listing requirements as of October 31, 2005 (other than the bid price requirement) and have been granted until April 27, 2006, to regain compliance with the Nasdaq bid price requirement. If at any time before April 27, 2006, the bid price of our class A common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, we will regain compliance. If we have not regained compliance by April 27, 2006, Nasdaq will provide written notification that our stock will be delisted. At that time, we may appeal Nasdaq’s determination to delist our class A common stock. We intend to appeal any such decision, which we believe will stay any such determination to delist our stock until after our 2006 Annual Meeting, which is scheduled to be held on May 18, 2006.

If the Reverse Split is approved at the 2006 Annual Meeting and the Board implements it, we believe the effect of the Reverse Split will be to cause the bid price of our stock to close at $1.00 per share or more for a minimum of ten consecutive business days. If the bid price of our stock closes at $1.00 per share or more for a minimum of ten consecutive business days before Nasdaq considers our appeal of its decision to delist our stock, we believe (but cannot assure you) that Nasdaq will permit our stock to remain listed on the NCM.

In addition to the minimum bid price requirement, there are additional requirements for continued listing of our stock on the NCM. There can be no assurance that after the Reverse Split we will, ultimately, be able to meet the continued listing requirements of the NCM.

Ultimately, non-compliance could result in Nasdaq delisting our class A common stock. Such delisting could have a material adverse effect on the liquidity of our class A common stock and could also have a material adverse effect on our ability to raise additional equity capital.

If a delisting were to occur, our class A common stock would likely trade on the National Association of Securities Dealers’ OTC Bulletin Board, which was established for securities that do not meet the Nasdaq listing requirements or in the over-the-counter market in the so-called “pink sheets” maintained by Pink Sheets LLC. Such alternative trading markets are generally considered less efficient than the NCM.

Consequently, selling the class A common stock would be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and securities analysts’ and news media coverage of our Company may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of the class A common stock.

Such delisting from the NCM or further declines in the market price of the class A common stock could also greatly impair our ability to raise additional necessary capital through equity financing, and significantly increase the ownership dilution to stockholders caused if we were to issue equity in financing or other transactions. The price at which we issue shares in such transactions is generally based on the market price of the class A common stock, and a decline in the market price of the class A common stock could result in the need for us to issue a greater number of shares to raise a given amount of funding or acquire a given dollar value of goods or services.

In addition, if the class A common stock is not listed on the NCM, we may become subject to Rule 15g-9 under the Securities and Exchange Act of 1934, as amended. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the class A common stock and affect the ability of holders to sell their shares of class A common stock in the secondary market. Moreover, investors may be less interested in purchasing low-priced securities because the brokerage commissions, as a percentage of the total transaction value, tend to be higher for such securities, and some investment funds will not invest in low-priced securities (other than those which focus on small-capitalization companies or low-priced securities).

We believe the effect of the Reverse Split will be to cause the bid price of our stock to close at $1.00 per share or more for a minimum of ten consecutive business days. If the bid price of our stock closes at $1.00 per share or more for a minimum of ten consecutive business days before Nasdaq considers our appeal of its decision to delist our stock, we believe (but cannot assure you) that Nasdaq will permit our stock to remain listed on the NCM.

Certain Effects and Risks of the Reverse Split

The following table illustrates the principal effects of the Reverse Split and the proposed corresponding reduction of the number of authorized shares of common stock (assuming a one-for-ten Reverse Split):

Common Stock	Number of Shares Prior to the Reverse Split	Number of Shares Subsequent to the Reverse Split
Authorized	92,711,110	13,000,000
Outstanding (1)	60,500,664	6,050,066
Reserved for Issuance (2)	13,817,746	1,381,774

Available for Future Issuance	17,148,845	5,443,776

(1)	Assumes the Reverse Split occurred on the Record Date, and subject to adjustment for cash payments by the Company in lieu of fractional shares.

(2)	Consists of shares of common stock reserved for issuance (i) upon the exercise of outstanding options under our Amended and Restated 1999 Equity Compensation Plan, (ii) upon the exercise of outstanding options under our Amended and Restated 1996 Equity Compensation Plan and (iii) upon the exercise of outstanding warrants to purchase common stock.

Stockholders should recognize that if the Reverse Split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the Reverse Split divided by five, six, seven, eight, nine, ten, eleven, twelve, thirteen, fourteen or fifteen, as applicable, depending on the ratio of the Reverse Split effected by our Board of Directors). In addition, the Reverse Split will increase the number of stockholders of our Company who own odd-lots (less than 100 shares). Stockholders who hold odd-lots generally experience an increase in the cost of selling their shares, as well as greater difficulty in effecting such sales.

While we expect that the reduction in the outstanding shares of class A common stock as a result of the Reverse Split will result in an increase in the market price of the class A common stock, there can be no assurance that the Reverse Split will increase the market price of the class A common stock in proportion to the reduction in the number of pre-split shares of class A common stock outstanding before the Reverse Split or result in any permanent increase in the market price (which is dependent upon many factors, including, but not limited to, our business and financial performance and prospects). Should the market price of the class A common stock decline after the Reverse Split, the percentage decline may be greater than would otherwise occur had the Reverse Split not been effectuated. If that happens and we issue additional shares subsequent to the Reverse Split, the dilution to the ownership interest of our existing stockholders may be greater than would otherwise occur had the Reverse Split not been effectuated.

There can be no assurance that after effectuating the Reverse Split we will meet the minimum bid price or other requirements of Nasdaq for continued inclusion of our common stock for quotation on the NCM. Furthermore, there can be no assurance that any appeal of a decision to delist our common stock would be successful or that the Reverse Split would prevent our common stock from being forced to trade on the OTC Bulletin Board or in the “pink sheets.” Therefore, there can be no assurance that after the Reverse Split, trading in our common stock will be efficient or that we will not be subject to Rule 15g-9.

The possibility exists that the liquidity of the class A common stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Split. For example, assuming a one for ten Reverse Split, the number of authorized but unissued shares of common stock not reserved for issuance upon the exercise of outstanding options and warrants would decrease from 17,148,845 to 5,443,776. These shares may be issued by our Board of Directors in its discretion.

After the Reverse Split, each outstanding option or warrant would entitle the holder to acquire a number of shares of class A common stock equal to the number of shares of class A common stock which the holder was entitled to acquire immediately prior to the Reverse Split divided by a number from five to fifteen, as applicable, depending on the ratio of the Reverse Split effected by our Board of Directors, at an exercise price equal to the exercise price in effect immediately prior to the Reverse Split multiplied by a number from five to fifteen, as applicable, depending on the ratio of the Reverse Split effected by our Board of Directors. The number of shares reserved for issuance under our Amended and Restated 1999 Equity Compensation Plan and our Amended and Restated 1996 Equity Compensation Plan would automatically be reduced by a factor of five to fifteen, as applicable, depending on the ratio of the Reverse Split effected by our Board of Directors, after the effective time of the Reverse Split.

As described below, stockholders who would otherwise hold fractional shares after the Reverse Split will be entitled to cash payments in lieu of such fractional shares. Such cash payments will reduce the number of holders of post-split shares as compared to the number of holders of pre-split shares to the extent that there are stockholders who do not hold enough shares to effect a conversion into at least one share in accordance with the ratio of the Reverse Split effected by our Board of Directors, and each such person will cease to be a stockholder after the Reverse Split. This, however, is not the purpose for which we seek to effect the Reverse Split, and we do not expect the Reverse Split will result in any material reduction in the number of stockholders.

The change in the authorized shares will provide our Company with flexibility in potential alternative business strategies relating to the development, marketing and sales of our services, including future equity financings or merger and acquisition activities. Although the increased proportion of authorized but unissued shares to issued shares could, under certain circumstances, have an antitakeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of eMerge with another company), the Reverse Split is not being proposed in response to any effort of which we are aware to accumulate shares of class A common stock or obtain control of the Company, nor is it part of a plan by management to recommend a series of similar amendments to our Board of Directors and stockholders.

The Reverse Split will not affect the par value of the class A common stock, but we are also amending the Charter to change the par value per share from $0.008 to $0.01. As a result, after the Reverse Split and change of the par value per share, the stated capital on our balance sheet attributable to the class A common stock will be reduced to one-fifth to one-fifteenth of its present amount for the Reverse Split and increased for the change in the par value. The additional paid-in capital account shall be credited with the amount by which the stated capital is changed. The per share net income or loss and net book value of the class A common stock will be increased after the Reverse Split because there will be fewer shares of our common stock outstanding.

Procedure for Effecting Reverse Split and Exchange of Stock Certificates

If the Reverse Split is approved by our stockholders, and if our Board of Directors still believes that the Reverse Split is in the best interests of our Company and its stockholders, we will file the amended and restated Charter with the Secretary of State of the State of Delaware at such time as our Board has determined is the appropriate effective time for the Reverse Split. Our Board may delay effecting the Reverse Split until the next annual meeting of stockholders without resoliciting stockholder approval. The Reverse Split will become effective on the date the Amendment is filed with the Secretary of State of the State of Delaware. After the effective time of the Reverse Split, each certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

If our Board of Directors implements the Reverse Split, registered stockholders will be sent a transmittal letter from our transfer agent as soon as practicable after the effective date of the Reverse Split. The letter of transmittal would contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. The transfer agent would forward to each registered stockholder who has sent the required documents a new share certificate representing the number of post-split shares of class A common stock to which the stockholder is entitled. Until surrendered, each share certificate representing pre-split shares of the class A common stock of our Company would be deemed for all purposes to represent the number of whole shares of post-split class A common stock, and the right to receive a cash payment in lieu of any fractional shares (without interest), to which the holder is entitled as a result of the Reverse Split. If a registered stockholder is entitled to a payment in lieu of any fractional share, such payment would be made as described below under “Fractional Shares.”

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Fractional Shares

No scrip or fractional shares, or certificates for fractional shares, will be issued in connection with the Reverse Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by five, six, seven, eight, nine, ten, eleven, twelve, thirteen, fourteen or fifteen, as applicable, depending on the ratio of the Reverse Split effected by our Board of Directors, will be entitled, upon surrender to the transfer agent of certificates representing such shares, to a cash payment (without interest) in lieu thereof. The cash payment will be equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average closing sale price of pre-split shares (as adjusted to reflect the Reverse Split) for the 10 trading days immediately before the Reverse Split, as quoted by the NCM.

If such price or prices are not available, the fractional share payment will be based on the average of the last bid and ask prices of pre-split shares for such days (as adjusted to reflect the Reverse Split), in each case as officially reported on the NCM, or such other price as determined by our Board of Directors. The ownership of a fractional interest will not give the holder thereof any voting, dividend, or other rights except to receive payment therefor as described herein. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer shares than the ratio of the reverse split. This, however, is not the purpose for which we are effecting the reverse stock split.

If you do not hold sufficient shares of pre-split class A common stock to receive at least one post-split share of common stock and you want to hold our common stock after the Reverse Split, you may do so by taking either of the following actions far enough in advance so that it is completed before the Reverse Split is effected:

(1) purchase a sufficient number of shares of class A common stock so that you would hold at least that number of shares of class A common stock in your account prior to the implementation of the Reverse Split that would entitle you to receive at least one class A common stock share on a post-split basis; or

(2) if applicable, consolidate your accounts so that you hold at least that number of shares of our class A common stock in one account prior to the Reverse Split that would entitle you to at least one share of our common stock on a post-split basis. Class A common stock held in registered form (that is, shares held by you in your own name on our share register maintained by our transfer agent) and class A common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the Reverse Split. Also, shares of class A common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the Reverse Split.

Non-registered stockholders holding their class A common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the Reverse Split than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional shares. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Stockholders should be aware that under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the Reverse Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by us or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

No Appraisal Rights

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to appraisal rights with respect to the proposed Amendment, and we will not independently provide stockholders with any such rights.

Federal Income Tax Consequences of the Reverse Split

The following is a summary of the material federal income tax consequences of the Reverse Split, and does not purport to be a complete discussion of all of the possible federal income tax consequences of the Reverse Split. It does not discuss any state, local, foreign or minimum income or other U.S. federal tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (generally, property held for investment).

THE TAX TREATMENT OF A STOCKHOLDER MAY VARY DEPENDING UPON THE PARTICULAR FACTS AND CIRCUMSTANCES OF THE STOCKHOLDER. EACH STOCKHOLDER SHOULD CONSULT WITH THE STOCKHOLDER’S OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES OF THE REVERSE SPLIT.

No gain or loss will be recognized by a stockholder upon the stockholder’s exchange of pre-split for post-split shares pursuant to the Reverse Split (except with respect to any cash received in lieu of a fraction of a post-split share). Cash payments in lieu of a fractional post-split share should be treated as if the fractional share were issued to the stockholder and then redeemed by the Company for cash. A stockholder receiving such payment should recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share.

The aggregate tax basis of the post-split shares received in the Reverse Split (including any fraction of a post-split share deemed to have been received) will be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefor. A stockholder’s holding period for the post-split shares will include the period during which the stockholder held the pre-split shares exchanged therefor. If a stockholder holds separate blocks of pre-split shares (e.g., shares acquired on different dates or at different prices) the determinations of tax basis and holding period for post-split shares are to be made separately with regard to each block of shares exchanged.

Vote Required and Board of Directors Recommendation

Approval of the amendment and restatement of the Certificate of Incorporation to effect the Reverse Split and the reduction of authorized shares requires the affirmative vote of a majority of the shares of class A common stock outstanding on the record date. Abstentions will be counted as votes cast on the proposal, and will have the effect of a vote against such proposal. Broker “non-votes” will not be counted as votes cast on proposal, and will have the effect of a vote against such proposal.

Your Board of Directors recommends a vote “FOR” approval of the amendment and restatement of the Certificate of Incorporation to effect the Reverse Split and reduce the number of authorized shares.

PROPOSAL 3. AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION TO (i) ELIMINATE SEVERAL SERIES OF COMMON AND PREFERRED STOCK THAT ARE NO LONGER OUTSTANDING, (ii) CHANGE THE DESIGNATION OF CLASS A COMMON STOCK, PAR VALUE $0.008 PER SHARE, TO COMMON STOCK, PAR VALUE $0.01 PER SHARE, (iii) CLARIFY THE BOARD OF DIRECTORS’ AUTHORITY TO SET THE TERMS OF AND ISSUE SERIES OF PREFERRED STOCK IN THE FUTURE, AND (iv) MAKE CERTAIN TYPOGRAPHICAL CORRECTIONS.

General

Our Board of Directors has approved and adopted resolutions proposing, declaring advisable and in our Company’s best interests and the best interests of its stockholders and recommending to the stockholders of our Company for approval an amendment and restatement of our Charter to:

(i)	Eliminate the designations of: class B common stock, par value $0.008 per share; series A preferred stock, par value $0.01 per share; series B preferred stock, par value $0.01 per share; series C preferred stock, par value $0.01 per share; and series D preferred stock, par value $0.01 per share. These classes and series of stock are being eliminated because there are no shares of any of these classes or series of stock outstanding and the Board of Directors does believe that the Company is likely to issue any shares of these classes or series of stock in the future;

(ii)	Change the designation of class A common stock, par value $0.008 per share, to common stock, par value $0.01 per share. The designation of the class A common stock is being changed to common stock because once the class B common stock is eliminated there will only be one class of common stock and no need to distinguish it as class A. The par value is being changed to a par value that the Company believes is more customary than the existing par value. See “Certain Effects and Risks of the Reverse Split” in this proxy statement, which is incorporated by reference herein, for a discussion of the principal effects of the change in par value in conjunction with the Reverse Split;

(iii)	Clarify the Board of Directors authority to set the terms of and issue series of preferred stock in the future by providing additional details regarding the Board of Directors’ authority to do so. This change is being made to adopt a provision that the Company believes is more customary than the existing provision and provides additional guidance as to what the Board of Directors is authorized to do when setting the terms of and issuing series of preferred stock in the future; and

(vi)	Make certain typographical corrections, including a clarification that the indemnification of directors and officers provided by the Charter is not exclusive of any other indemnification rights directors and officers may be entitled to under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such officers and directors.

If our stockholders do not approve Proposal 2, or our Board of Directors elects not to implement the Reverse Split, we will still implement the amendment and restatement of the Charter described in this Proposal 3 (assuming our stockholders approve Proposal 3).

A summary of the significant amendments being made to the Charter pursuant to Proposal 3 is set forth above. This summary is qualified by the form of the proposed amended and restated Charter that is attached to this proxy statement as Appendix A and incorporated herein by reference, which form assumes a one-for-ten Reverse Split and a reduction of the authorized shares of common stock to 13,000,000 shares. If our stockholders do not approve Proposal 2, or our board elects a different ratio for the Reverse Split, or elects not to implement the Reverse Split, the amended and restated Charter that is actually filed with the Secretary of State of the State of Delaware will be modified accordingly.

Vote Required and Board of Directors Recommendation

Approval of the amendment and restatement of the Certificate of Incorporation proposed in Proposal 3 requires the affirmative vote of a majority of the shares of class A common stock outstanding on the record date. Abstentions will be counted as votes cast on the proposal, and will have the effect of a vote against such proposal. Broker “non-votes” will not be counted as votes cast on the proposal, and will have the effect of a vote against such proposal.

Your Board of Directors recommends a vote “FOR” approval of the amendment and restatement of the Certificate of Incorporation for changes in designated stock, clarification and corrections.

PERFORMANCE GRAPH

Summary	31-Dec-00	31-Dec-01	31-Dec-02	31-Dec-03	31-Dec-04	31-Dec-05
	(in dollars)
eMerge Interactive, Inc.	100	37	7	40	44	12
Nasdaq Stock Market (U.S.)	100	79	56	83	91	93
Russell 2000 Technology	100	79	42	70	69	67

STOCK OWNERSHIP

The following table sets forth, as of March 31, 2006 (unless otherwise indicated), information regarding the beneficial ownership of our class A common stock by (i) each person or entity who is known by us to beneficially own more than 5% of our outstanding class A common stock; (ii) each of our directors; (iii) each of the executive officers named in the Summary Compensation Table set forth below; and (iv) all of our directors and executive officers as a group:

Name	Outstanding Shares Beneficially Owned	Options Exercisable Within 60 Days	Shares Beneficially Owned Assuming Exercise of Options	Percent of Shares
Safeguard Scientifics, Inc. 800 The Safeguard Building 435 Devon Park Drive Wayne, PA 19087 (1)	7,524,577	0	7,524,577	12.4%
The Biegert Family Irrevocable Trust (2) 115 S. 14th Street Geneva, NE 68361	10,858,705	0	10,858,705	17.9%
John C. Belknap	0	161,231	161,231	*
John C. Foltz	6,250	211,231	217,481	*
Christopher A. Sinclair (3)	0	116,231	116,231	*
Robert S. Spencer	0	116,231	116,231	*
David C. Warren	591,667	1,347,250	1,938,917	3.1%
Robert E. Drury	350,000	413,750	763,750	1.3%
Mark S. Fox	133,333	448,989	582,322	1.0%
Executive officers and directors as a group (7 persons)	1,081,250	2,814,913	3,896,163	6.2%

The symbol * means that the percentage is less than 1%.

(1)	As reported in a Schedule 13D/A, dated March 28, 2005, Safeguard Scientifics, Inc., Safeguard Delaware, Inc. and Safeguard Scientifics (Delaware), Inc. (collectively, “Safeguard”) beneficially own an aggregate of 7,524,577 shares of our class A common stock. Safeguard reported that it exercises shares voting and investment power with respect to all of such shares.
(2)	As reported in a Schedule 13G, dated February 7, 2006, the Biegert Family Irrevocable Trust beneficially owns 10,858,705 shares of our class A common stock. The Biegert Family Irrevocable Trust reported that it exercises sole voting and investment power with respect to all of such shares.
(3)	Not standing for re-election.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons holding more than ten percent of our class A common stock to file reports of ownership and changes in ownership with the SEC. Directors, officers and ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and eMerge must identify in this proxy statement those persons who did not file these reports when due. Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all Section 16(a) reports were filed on a timely basis in fiscal 2005.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information as of March 31, 2006, concerning eMerge’s directors and executive officers.

Name	Present Position(s) with eMerge	Age	Year First Became a Director
David C. Warren	President, Chief Executive Officer and Director	56	2001
Robert E. Drury	Executive Vice President, Chief Financial Officer and Secretary	59	—
Mark S. Fox	Executive Vice President, Information Technology	50	—
John C. Belknap	Chairman of the Board and Director	59	2003
John C. Foltz	Director	73	2001
Christopher A. Sinclair (1)	Director	55	2004
Robert S. Spencer	Director	59	2004

(1)	Not standing for re-election.

David C. Warren. Mr. Warren has been Chief Executive Officer since September 2001 and was appointed President and Chief Executive Officer in July 2002. From 1990 until September 2001, Mr. Warren was President of Allflex USA, Inc. where he had overall responsibility for the formation and expansion of Allflex in the U.S., Canada and Mexico. Additionally, while at Allflex USA, his responsibilities included the development, adoption and growth of electronic ID systems for the cattle, swine and dairy industries in the United States. His efforts provided an infrastructure for the early beef alliances to adopt individual animal management practices. Before joining Allflex, he was associated with Fermenta Animal Health from 1987 to 1990. From 1974 to 1987, he held various sales and product management positions at SDS Biotech, Diamond Shamrock and Shell Animal Health.

Robert E. Drury. Mr. Drury has been Chief Financial Officer since June 2004. From January 2003 until June 2004, Mr. Drury served as Chief Financial Officer of GCA Services Group, Inc., a provider of facilities management services. Mr. Drury was instrumental in the formation of Sodexho Marriott Services, North America’s largest food service provider, as Senior Vice President and Chief Financial Officer for Sodexho US and Corporate Treasurer of Sodexho Marriott Services from 1995 to 1999. From 1984 to 1995, Mr. Drury was Senior Vice President and Chief Financial Officer for the Leisure/International sector of Aramark Corporation, an $11 billion contract management business. From 1980 to 1984, he was Division Financial Officer for FMC Corporation. Prior to that he was with Wilson Sporting Goods, a division of PepsiCo Inc.

Mark S. Fox. Mr. Fox was appointed eMerge’s Executive Vice President, Information Technology in October 2001. Mr. Fox brings nearly 20 years’ experience in software design, development and management to his position, in which he is responsible for information technology, applications development and database architecture. He joined eMerge in March 2000, to manage the development of the Company’s cattle-marketing network and website, the CattleLog individual-animal data-collection and reporting system, and web-based statistical reporting. From 1995 to March 2000, he served as a consultant for Professional Software Consultants/Intentia Americas. From 1992 to 1995, he was a team leader, chief architect and programmer for Cerner Corporation, and earlier served Grupo Esqui-Vol as MIS manager.

John C. Belknap. From 2000 through the present, Mr. Belknap has engaged in certain entrepreneurial activities and has served as an independent consultant and financial advisor to businesses. From 1997 to 1999, Mr. Belknap was Executive Vice President and Chief Financial Officer of Richfood Holdings, Inc., a $4 billion Fortune 500 integrated food wholesaler and retailer. From 1995 to 1997, he was Chief Financial Officer for OfficeMax, Inc. a Fortune 500 retailer. From 1974 to 1995 he was Chief Financial Officer for several other major retailers. He started his career at Ernst & Young in New York. Mr. Belknap is a Certified Public Accountant.

John C. Foltz. Mr. Foltz has twenty years of government service, including as Administrator of the Federal Grain Inspection Service (appointed by President George H.W. Bush), from 1990 to 1993 as Assistant Administrator of the Foreign Agricultural Service from 1976 to 1977 and as Deputy Under Secretary of Agriculture from 1973 to 1976 His last appointment was to the Commodity Futures Trading Commission where he was employed from 1993 to 1998 In addition, Mr. Foltz had a twenty-year career in agri-association management, last as Executive Director of the Ohio Grain & Feed Association. He has served on numerous boards and councils, including the American Feed Industry Association Board of Directors, National Agricultural Extension & Research Users’ Advisory Board, USDA, and chaired the President’s Alumni Advisory Board, for Ohio State University, and the Support Council for the Ohio Agricultural Research and Development Center. He continues to be active in agri-affairs as a Farm Bureau Trustee and member of the Ohio Beef Committee.

Christopher A. Sinclair. Mr. Sinclair has declined to be nominated for re-election. Mr. Sinclair has served as Chairman of Scandent Group Holdings, a global IT Services firm since 2002. From 2001 to 2005, he also served as Managing Director of Manticore Partners LLC, a venture capital and advisory firm in Greenwich, Connecticut. From 1998 to 2000, he served as Chairman and Chief Executive Officer of Caribiner International Inc., a global business communications company and from 1996 to 1998 he was President and Chief Executive Officer of Quality Food Centers, a large supermarket chain. From 1984 to 1996, Mr. Sinclair served in various executive roles at Pepsico, Inc., most recently as Chairman and Chief Executive Officer of the Pepsi-Cola Company. Mr. Sinclair was also President and Chief Executive Officer of PepsiCo Foods and Beverages International and President and Chief Executive Officer of Pepsi-Cola International.

Robert S. Spencer. Mr. Spencer has over 30 years of experience with leading consumer products and professional service companies. He has been the Chief Financial Officer of Baker & McKenzie, a global law firm, since 1999, and held similar positions there from 1993 to 1997. From 1997 to 1999 he was Chief Financial Officer of International Survey Research LLC, human resources consultants. From 1992 to 1993 he was Executive Vice President, Finance and Operations and Chief Financial Officer of Authentic Fitness Corp., a producer and marketer of athletic apparel. From 1981 to 1992 he was at PepsiCo. Inc., responsible for international expansion of its snack food business (Frito-Lay) and held the positions of Division Controller, Director of Business Development, and Executive Vice President, Operations and Finance in Italy. From 1970-1981, he was with Arthur Young & Company (now Ernst & Young). Mr. Spencer is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Under rules established by the SEC, we are required to provide certain information concerning total compensation earned or paid to: (1) the current Chief Executive Officer and anyone who served in this capacity during fiscal 2005; (2) the four other most highly compensated executive officers whose annual salaries and bonuses exceeded $100,000 during fiscal 2005; and (3) up to two additional officers whose annual salaries and bonuses exceeded $100,000 during fiscal 2005, but who were not executive officers at the end of fiscal year 2005 (the “Named Executive Officers”).

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executive Officers:

	Year	Annual Compensation			Long Term Compensation		All Other Compensation ($)
Name and Principal Position		Salary ($)	Bonus ($)		Restricted Stock Awards ($)(1)	Securities Underlying Options/SARs (#)
David C. Warren President and Chief Executive Officer	2005 2004 2003	$235,019 220,168 212,014	$	— — 20,739	$231,084 — —	300,000 150,000 213,000	— — —

Robert E. Drury Executive Vice President, Chief Financial Officer and Secretary	2005 2004	210,018 87,772		— —	206,500 —	200,000 200,000	— —

Mark S. Fox Executive Vice President, Information Technology	2005 2004 2003	136,141 130,778 150,010		— — 8,930	55,066 — —	75,000 60,000 175,239	— — —

Richard D. Stroman (2) Executive Vice President, VerifEYE Technology and Operations	2005 2004 2003	75,968 155,779 150,010		— — —	— — —	60,000 50,000 104,800	78,759 295,673	(3) (4)

(1)	As part of the Company’s executive retention program, the Compensation Committee and Board awarded shares of restricted class A common stock, with a grant date of July 29, 2005, as follows: 391,667 restricted shares to Mr. Warren; 350,000 restricted shares to Mr. Drury; and 93,333 restricted shares to Mr. Fox. The value of these grants based on the Nasdaq Capital Market closing price of the class A common stock on July 29, 2005, the date of each grant, of $0.59 per share was as follows: Mr. Warren—$231,084; Mr. Drury—$206,500; and Mr. Fox—$55,066. Dividends are paid on unvested restricted shares, as, when and if dividends are paid on class A common stock generally. The number of shares held on December 31, 2005, and the value of these restricted shares based on the December 30, 2005, Nasdaq Capital Market closing price of the class A common stock, $0.44 per share, is as follows: Mr. Warren, 391,667 restricted shares valued at $172,333; Mr. Drury 350,000 restricted shares valued at $154,000; and Mr. Fox 93,333 restricted shares valued at $41,567. All of such restricted shares vest as of the earlier of (1) January 29, 2007, (2) the date of a reorganization or change in control of the Company or (3) the termination of the grantee’s employment with the Company on account of death or disability.
(2)	Mr. Stroman’s employment with the Company terminated effective June 3, 2005.
(3)	Includes severance payments of $78,759 for Mr. Stroman in 2005.
(4)	Includes value realized on options exercised of $295,673 for Mr. Stroman in 2004.

Option Grants During Last Fiscal Year

The following table provides information regarding options granted in 2005 to the Named Executive Officers. The values listed represent the hypothetical gains that could be achieved from the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based upon the grant price.

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term ($)
	Number of Shares Underlying Options/SARs		Percentage of Total Options/ SARs	Exercise	Expiration
Name	Granted (#)		Granted	Price ($/Sh)	Date	5%	10%
David C. Warren	300,000	(1)	31.7%	$1.16	2/25/2015	$218,855	$554,622
Robert S. Drury	200,000	(1)	21.1%	1.16	2/25/2015	145,904	369,748
Mark S. Fox	75,000	(1)	7.9%	1.16	2/25/2015	54,714	136,656
Richard D. Stroman	60,000	(1)	6.4%	1.16	2/25/2015	43,771	110,924

(1)	Options vest 25% on the day of grant with the remaining options vesting in three annual installments of 25% each.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information relating to options exercised by the Named Executive Officers during the year ended December 31, 2005, and the number of options at year end which are currently exercisable.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-the-Money Options At Fiscal Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
David C. Warren	—	—	1,109,750	353,250	$9,000	$3,000
Robert S. Drury			305,000	265,000	1,575	525
Mark S. Fox	—	—	482,739	371,489	4,500	1,500
Richard D. Stroman	—	—	—	—	—	—

Description of Employment Agreements, Severance Arrangements and Change of Control Arrangements

David C. Warren holds the position of President and Chief Executive Officer and receives an annual salary of $235,000 per year, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 60% of his base salary each year to be paid on achievement of annual targets established by the Board of Directors. Mr. Warren will receive salary and other compensation earned through the date of termination, a prorated earned bonus (if any) and a severance benefit equal to 12 months of his salary if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Warren’s stock options will be accelerated by 12 months and the vested options will remain exercisable for a period of 12 months following date of termination without cause. If Mr. Warren is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of 12 months following date of termination. On February 25, 2005, the Compensation Committee and the Board of Directors granted to Mr. Warren options to purchase 300,000 shares of class A common stock and, on July 29, 2005, as part of the Company’s executive retention program, the Compensation Committee and the Board of Directors granted to Mr. Warren 391,667 shares of restricted stock. See “2005 Stock Option Grants” and “2005 Restricted Stock Grants.”

Robert E. Drury holds the position of Executive Vice President, Chief Financial Officer and Secretary and receives an annual salary of $217,360 per year, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Mr. Drury will receive salary and other compensation earned through the date of termination, a prorated earned bonus (if any) and a severance benefit equal to twelve months of his salary if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Drury’s stock options will be accelerated by six months and the vested options will remain exercisable for a period of six months following date of termination without cause. If Mr. Drury is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of 12 months following date of termination. On February 25, 2005, the Compensation Committee and the Board of Directors granted to Mr. Drury options to purchase 200,000 shares of class A common stock and, on July 29, 2005, as part of the Company’s executive retention program, the Compensation Committee and the Board of Directors granted to Mr. Drury 350,000 shares of restricted stock. See “2005 Stock Option Grants” and “2005 Restricted Stock Grants.”

Mark S. Fox holds the position of Executive Vice President, Information Technology and receives an annual salary of $145,000 per year, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Mr. Fox will receive salary and other compensation earned through the date of termination, a prorated earned bonus (if any) and a severance benefit equal to six months of his salary if his employment is terminated without cause or due to a change of control of the Company. In addition, the vesting schedule of all Mr. Fox’s stock options will be accelerated by six months and the vested options will remain exercisable for a period of six months following date of termination without cause. If Mr. Fox is terminated due to the Company experiencing a change of control, 100% of the options will automatically vest and the vested options will remain exercisable for a period of 12 months following date of termination. On February 25, 2005, the Compensation Committee and the Board of Directors granted to Mr. Fox options to purchase 75,000 shares of class A common stock and, on July 29, 2005, as part of the Company’s executive retention program, the Compensation Committee and the Board of Directors granted to Mr. Fox 93,333 shares of restricted stock. See “2005 Stock Option Grants” and “2005 Restricted Stock Grants.”

Until June 3, 2005, Richard D. Stroman held the position of Executive Vice President, VerifEYE Technology and Operations and received an annual salary of $157,000 per year, subject to adjustment in the discretion of the Compensation Committee, and a bonus of up to 45% of his base salary each year based on performance objectives established by the Board of Directors. Pursuant to a separation agreement, the vesting schedule of all Mr. Stroman’s stock options was accelerated by six months and Mr. Stroman retained the rights to purchase all vested option shares in accordance with the terms of his stock option agreements and the terms of the Amended and Restated 1999 Equity Compensation Plan, except that the last date to exercise all vested options was December 3, 2005, which was six months after his termination date. In addition, Mr. Stroman received severance payments through December 3, 2005, which was six months after his termination date.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

In accordance with the written Compensation Committee charter adopted by our Board of Directors, the Compensation Committee is responsible for setting and administering the policies that govern both the annual compensation and benefits programs for our executive officers as well as our equity compensation plans.

We use cash and stock-based compensation for three purposes: (1) to focus executives on short- and long-term business strategy; (2) to reward individual and corporate performance; and (3) to align our executives’ interests with those of stockholders. Ultimately, the goal is to promote the success of our Company. A portion of our executives’ compensation is variable and linked to performance.

Cash Compensation

Our goal for cash compensation is to pay competitive base salaries, coupled with a possible incentive bonus based on the achievement of annual objectives.

Base Salary

Base salaries initially are established for new executives on the basis of subjective factors, including experience, individual achievements and the level of responsibility to be assumed. Base salary increases, if any, for executive officers are determined annually by the committee based on subjective factors, including the individual performance of the executive officer, maintaining an appropriate scale among the executive officers based on relative positions and responsibilities, and the competitiveness of the labor market. The budgeted salary increase for all employees is also considered in determining base salary increases for executive officers.

2005 Base Salary for Mr. Warren and the Other Named Executive Officers

Mr. Warren’s base salary was established at $212,000 when he was appointed Chief Executive Officer in September 2001 based on his individual achievements, prior positions and responsibilities and the competitiveness of the labor market. Mr. Warren continued to receive this amount through 2004. In 2005, Mr. Warren’s base pay was increased to $235,000. Base pay and salary increases for 2005 for the other Named Executive Officers, if any, were determined by considering the subjective factors discussed previously.

Management Incentive Plan

Annual cash incentive awards are granted by the committee to executive officers based on corporate and individual performance. Awards to key executives are based on subjective factors, including the comparative impact of the individual’s position to the overall corporate results as measured by the position level, base salary of the individual, and the degree to which such individual is able to affect the group or overall corporate results. No cash incentive awards were granted during 2005.

Stock-Based Compensation

The committee uses our Company’s equity compensation plans to attract and retain able employees by awarding stock options. The committee and management believe that broad and deep employee stock ownership effectively motivates the building of stockholder wealth and aligns the interests of employees with those of our stockholders. Awards are made to employees, advisors and consultants, and non-employee directors who are responsible for the growth and sound development of our business. Stock options are granted by the Compensation Committee to the executive officers and other employees based on a total compensation model that considers the individual’s unvested equity value at a future date, as well as subjective factors, including individual performance and potential impact on corporate results.

2005 Stock Option Grants

The committee granted stock options to certain of its executives during 2005. The relative number of options granted was based on each person’s responsibilities. Specifically, on February 25, 2005, Mr. Warren was granted options to purchase 300,000 shares of class A common stock, Mr. Drury was granted options to purchase 200,000 shares of class A common stock and Mr. Fox was granted options to purchase 75,000 shares of class A common stock. The exercise price of each of these options is $1.16 per share and the options vested 25% on February 25, 2005, with the remaining options vesting in three annual installments of 25% each.

2005 Restricted Stock Grants

As previously disclosed, during 2005 and continuing into 2006, the Company is considering alternative business strategies relating to the development, marketing, and sales of its services. In light of the resulting uncertainty for employees and the need to preserve shareholder value through avoidance of key employee losses, on July 29, 2005, the Company granted to certain employees of the Company the following restricted shares of the Company’s class A common stock:

•	Mr. Warren, 391,667 shares;

•	Mr. Drury, 350,000 shares;

•	Mr. Fox, 93,333 shares; and

•	Five other non-executive officers of the Company, 322,474 shares in the aggregate.

The grants were determined by reference to each employee’s 2005 salary (100% in the case of Messrs. Warren and Drury, 40% in the case of Mr. Fox, and 20% to 40% in the case of the non-executive officers), and a reference price of $0.60 per share. The restricted shares vest as of the earlier of (1) January 29, 2007, (2) the date of a reorganization or change of control of the Company or (3) the termination of the executive’s employment on account of death or disability. Upon the termination of the executive’s employment for any reason other than death or disability, all restricted shares that are not then vested will be forfeited.

Summary

The committee is satisfied that the compensation and incentive plans provided to the Chief Executive Officer and the other executive officers of our Company are structured and operate to support our Company’s business strategy and to create a strong linkage and alignment with the long-term best interests of our Company and its stockholders. The committee will periodically reevaluate these programs to ensure they continue to do so.

Submitted by the Compensation Committee of the Board of Directors:

Christopher A. Sinclair, Chairman

John C. Belknap

John C. Foltz

AUDIT COMMITTEE REPORT

In accordance with the written Audit Committee charter adopted by our Board of Directors, the Audit Committee assists our Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices.

Management is responsible for our internal controls. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee has general oversight responsibility with respect to our financial reporting, and reviews the results and scope of the audit and other services provided by our independent registered public accounting firm.

In this context, the Audit Committee has met and held discussions with management and our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States), and the Audit Committee has reviewed and discussed the financial statements with management and our independent registered public accounting firm. The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with our independent registered public accounting firm their independence and the compatibility of non-audit services with such independence.

Based upon the Audit Committee’s discussion with management and our independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005, which has been filed with the SEC.

Submitted by the Audit Committee of the Board of Directors:

John C. Belknap, Chairman

John C. Foltz

Christopher A. Sinclair

Robert S. Spencer

The foregoing Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any of our previous or future filings with the SEC, except as otherwise explicitly specified by us in any such filing.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lease Agreement with XL Realty Corp.

Through June 10, 2005, we leased for our corporate headquarters at 10305 102nd Terrace, Sebastian, Florida, 32958, from XL Realty Corp., a wholly owned subsidiary of Safeguard Scientifics, Inc., which, together with its affiliates owns approximately 12.4% of our outstanding class A common stock as of March 31, 2006. Our rent expense was approximately $110,000 in 2005. Effective June 10, 2005, XL Realty Corp. sold the property to an unrelated party and there will be no additional rent paid to XL Realty Corp. We believe the rent that we paid pursuant to this lease was consistent with the market for similar space in our area.

INFORMATION CONCERNING OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

At this time, the Audit Committee has not yet recommended an audit firm to be retained as the Corporation’s independent registered public accounting firm for the 2006 fiscal year.

Representatives of KPMG LLP will be present at the Annual Meeting, will have an opportunity at the meeting to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees incurred during 2005 and 2004 for services provided by KPMG LLP are as follows:

	2005	2004
• Audit fees (1)	$205,000	$149,000
• Audit-related fees • Tax Fees	7,000 23,000	14,000 32,000
• All other fees	0	0

Total	$235,000	$195,000

(1)	Consists of year end audit fees and quarterly reviews

The Audit Committee believes that fees billed for all non-audit services are compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by the independent registered public accounting firm. The presentation must be in sufficient detail to clearly define the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management or to an individual member of the Audit Committee.

STOCKHOLDER PROPOSALS

If you wish us to consider including a stockholder proposal in the proxy statement for the annual meeting in 2007, you must submit the proposal, in writing, so that our Corporate Secretary receives it no later than December 22, 2006. The proposal must meet the requirements established by the SEC. Your proposal should be sent to: eMerge Interactive, Inc., Attention: Corporate Secretary, 10305 102nd Terrace, Sebastian, Florida 32958.

OTHER MATTERS

As of the date of this proxy statement, we know of no other business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to our Company will be voted in accordance with the recommendation of our Board of Directors or, in the absence of such recommendation, in accordance with the judgment of the proxy holder.

ANNUAL REPORT

A copy of our Annual Report accompanies this proxy statement. Additional copies may be obtained by writing to Robert E. Drury, Chief Financial Officer at eMerge Interactive, Inc., 10305 102nd Terrace, Sebastian, Florida 32958.

By Order of the Board of Directors,

ROBERT E. DRURY

Executive Vice President, Chief Financial Officer

and Secretary

Sebastian, Florida

April 21, 2006

Appendix A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

EMERGE INTERACTIVE, INC.

eMerge Interactive, Inc., a Delaware corporation, hereby certifies as follows:

FIRST. The name of the corporation under which its Certificate of Incorporation was filed is Enhanced Vision Systems, Inc. The date of filing of the corporation’s original Certificate of Incorporation with the Secretary of State was September 12, 1994.

SECOND. This Amended and Restated Certificate of Incorporation amends, restates and integrates the provisions of the Certificate of Incorporation, as heretofore amended and restated, of said corporation and has been duly adopted by majority vote of the holders of all of the outstanding stock entitled to vote thereon in accordance with the provisions of Sections 242 and 245 and all other applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

THIRD. The text of the Certificate of Incorporation, as heretofore amended and restated, is hereby amended and restated to read in its entirety as follows:

1. The name of the corporation is eMerge Interactive, Inc.

2. The address of the corporation’s registered office is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

3. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4. The aggregate number of shares of all classes of stock which the corporation shall have authority to issue is [14,500,000]1 shares, designated as follows:

(a) [13,000,000]1 shares of Common Stock, par value $0.01 per share.

(b) [1,500,000]1 shares of Preferred Stock, par value $0.01 per share. The board of directors is authorized, subject to limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the board of directors with respect to each series shall include, but not be limited to, determination of the following:

(i) the number of shares constituting that series and the distinctive designation of that series;

(ii) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

[1]	The numbers 14,500,000, 13,000,000 and 1,500,000 reflect a one-for-ten Reverse Split. If the stockholders do not approve the Reverse Split or the Board of Directors elects not to implement the Reverse Split or elect to implement a Reverse Split at a ratio other than one-for-ten, these numbers will be modified accordingly.

(iii) whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(iv) whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

(v) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(vi) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(vii) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(viii) any other relative rights, preferences and limitations of that series.

Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the shares of Common Stock with respect to the same dividend period.

If upon any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

5. [Reverse Stock Split.2

(a) Upon the effectiveness of this Amended and Restated Certificate of Incorporation pursuant to the DGCL (the “Effective Date”), (i) every [ten] shares of the corporation’s Class A Common Stock, par value $0.008 per share, issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) will be automatically and without any action on the part of the respective holders thereof, be combined and reclassified into one share of Common Stock, par value $0.01 per share, of the corporation (the “New Common Stock”) (the “Reverse Stock Split”).

(b) Notwithstanding the immediately preceding provision, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock and the corporation shall not recognize on its stock record books any purported transfer of any fractional share of New Common Stock. The corporation shall pay cash in lieu of any fraction of a share which any stockholder would otherwise receive. The price for such fractional share shall be based upon the average of the closing bid and ask price per share for the corporation’s Old Common Stock for the ten trading days immediately preceding the effective date of the Reverse Stock Split based upon the quotations provided by the Nasdaq Capital Market. Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall,

[2]	Article 5 reflects a one-for-ten Reverse Split. If the stockholders do not approve the Reverse Split or the Board of Directors elects not to implement the Reverse Split or elect to implement a Reverse Split at a ratio other than one-for-ten, this Article will be deleted or modified accordingly.

from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified (as well as the right to receive cash in lieu of any fractional shares of New Common Stock as set forth above); provided, however, that each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified, as well as any cash in lieu of fractional shares of New Common Stock to which such holder may be entitled as set forth above.]

6. The corporation is to have perpetual existence.

7. In furtherance of and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

8. The directors of the corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL. Without limiting the generality of the foregoing, no director of the corporation shall be personally liable to the corporation or to any stockholder of the corporation for monetary damages for breach of fiduciary duty as a director; provided that this provision shall not limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

9. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the corporation.

10. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide.

11. The books of the corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

12. The corporation shall, to the maximum extent permitted from time to time under the laws of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was or has agreed to be a director or officer of the corporation or while a director or officer is or was serving at the request of the corporation as a director, officer, employer or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement or incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. The indemnification provided herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any repeal or modification of the foregoing provisions of this Article 12 shall not adversely affect any right or protection of a director or officer of this corporation existing at the time of such repeal or modification.

13. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the DGCL, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, eMerge Interactive, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed and acknowledged by the undersigned duly authorized officer on the      day of [May], 2006.

EMERGE INTERACTIVE, INC.

By:
Name:
Title:

Appendix B

eMERGE INTERACTIVE, INC.

AMENDED AND RESTATED

AUDIT COMMITTEE CHARTER

Purpose

The role of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

The Audit Committee shall also prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

Composition

Independence

The Audit Committee shall consist of three or more members of the Board of Directors (the “Board”), each of whom is determined by the Board to be “independent” under Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules of the Nasdaq Stock Market and the rules and regulations of the SEC.

Financial Expertise

All members of the Audit Committee must be able to read and understand financial statements at the time of their appointment. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Appointment and Removal

The members of the Audit Committee shall be appointed by the Board upon the recommendation of the independent board members and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Audit Committee may be removed, with or without cause, by a majority vote of the Board.

Chairperson

Unless a Chairperson is elected by the full Board upon recommendation of the independent board members, the members of the Audit Committee shall designate a Chairperson by the majority vote of the full Audit Committee membership. The Chairperson will chair all regular sessions of the Audit Committee and set the agenda for Audit Committee meetings.

Delegation to Subcommittees

In fulfilling its responsibilities, the Audit Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Audit Committee.

Meetings

The Audit Committee shall meet as often as it determines but no less than once per quarter, either in person or telephonically, and at such times and places as the Audit Committee shall determine. The Audit Committee should meet regularly with each of management, the principal internal auditor of the Company, if any, and the outside auditing firm in separate executive sessions to discuss any matters that the Audit Committee or either of these groups believe should be discussed privately. In addition, the Audit Committee or its chairperson should meet with the independent auditors and management quarterly to review the Company’s financial statements.

Relationship with Independent Accountants

The Audit Committee shall be directly responsible, in its capacity as a committee of the Board, for the appointment, compensation, retention and oversight of the outside auditing firm. In this regard, the Audit Committee shall have the sole authority to (A) appoint and retain, (B) determine the funding for, and (C) when appropriate, terminate, the outside auditing firm, which shall report directly to the Audit Committee. The Audit Committee will be responsible for resolving any disputes between the independent accountants and the Company’s management.

Duties and Responsibilities

To fulfill its responsibilities and duties the Audit Committee shall:

A.	Financial Reporting Processes and Documents/Reports Review

1. Review and discuss with the outside auditing firm: (A) the scope of the audit, the results of the annual audit examination by the auditor and any accompanying management letters, (B) any audit problems or difficulties the auditor encountered in the course of their audit work, including any restrictions on the scope of the outside auditing firm’s activities or on access to requested information, and any significant disagreements with management and management’s response to such audit problems or difficulties, and (C) any reports of the outside auditing firm with respect to interim periods.

2. Review and discuss with management and the outside auditing firm the annual audited and quarterly unaudited financial statements of the Company, including (A) analyses of management and/or the outside auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements, (B) the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including the development, selection and reporting of accounting policies that may be regarded as critical, and (C) major issues regarding the Company’s accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles and financial statement presentations.

3. Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

4. Periodically review and discuss the adequacy of the Company’s internal controls, any significant deficiencies in internal controls (and any special audit steps adopted in light of material control deficiencies), and significant changes in such controls; and review and discuss with the principal internal auditor of the Company, if any, and such others as the Audit Committee deems appropriate, the scope and results of the internal audit program.

5. Periodically review and discuss the adequacy and effectiveness of the Company’s disclosure controls and procedures and management reports thereon.

6. Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

7. Review and timely discuss with management and the outside auditors the effect of regulatory and accounting initiatives, as well as any material financial or non-financial arrangements of the Company which do not appear on the financial statements of the Company.

8. Review and discuss with the independent auditors their report regarding (A) all critical accounting policies and practices to be used, (B) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management officials of the Company, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (C) other material written communications between the outside auditing firm and Company management, including a schedule of unadjusted differences.

9. Review with financial management and the independent accountants the Company’s filings with the SEC prior to their filing or prior to the release of earnings reports. The Chair of the Audit Committee may represent the entire Audit Committee for purposes of this review.

10. Prepare all reports required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC.

11. Discuss and review earnings press releases, including the type and presentation of information to be included in earnings press releases, in particular the use of “pro forma” or “adjusted” non-GAAP information.

12. Discuss and review financial information and earnings guidance provided to analysts and rating agencies.

13. Discuss policies with respect to risk assessment and risk management.

B.	Independent Accountants

1. Approve in advance all audit, review or attest engagements required under the securities laws to be provided by the outside auditing firm, including fees and terms.

2. Establish policies and procedures for the engagement of the outside auditing firm to provide permissible non-audit services, which shall require preapproval by the Audit Committee (other than with respect to de minimis exceptions described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit). Ensure that approval of non-audit services are disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act.

3. The authority to grant preapproval of audit and non-audit services may be delegated to one or more designated members of the audit committee who are independent directors. Any such delegation shall be presented to the full Audit Committee at its next scheduled meeting.

4. Review, at least annually, a report by the outside auditor describing (A) the firm’s internal quality-control procedures, (B) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the last five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and (C) all relationships between the independent auditor and the Company.

5. In connection with the report review described in the previous paragraph, review and evaluate the lead partner of the outside auditor and present to the Board Audit Committee conclusions with respect to the qualifications and performance of the outside auditing firm.

6. Consider, at least annually, the independence of the outside auditing firm, including whether the outside auditing firm’s performance of permissible non-audit services is compatible with the auditor’s independence; obtain and review the report by the outside auditing firm describing any relationships between the outside auditing firm and the Company referred to in paragraph four above or any relationships between the outside auditing firm and the Company or any other relationships that may adversely affect the independence of the auditor; discuss with the outside auditing firm any disclosed relationship or services that may impact the objectivity and independence of the auditor; and present to the Board the Audit Committee’s conclusions with respect to the independence of the outside auditing firm.

7. Ensure rotation of the audit partners as required by law and consider further whether, to assure continuing auditor independence, there should be a regular rotation of the outside audit firm itself.

8. Establish policies for the hiring of employees and former employees of the outside auditing firm.

C.	Outside Advisors

The Audit Committee shall have the authority to retain such outside counsel, accountants, experts and other advisors as it determines appropriate to assist the Audit Committee in the performance of its duties. The Audit Committee shall have sole authority to approve related fees and retention terms.

D.	Ethical and Legal Compliance

1. Establish, review and update periodically a code of business ethics and conduct that applies to the Company’s employees and directors, and ensure that management has established a system to enforce the code of ethics. The code must be publicly available and waivers for executive officers and directors granted and disclosed in accordance with applicable law.

2. Review and approve, if the duty is not delegated to a comparable body of the Board, all related party transactions in accordance with the regulations of Nasdaq.

3. Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4. Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, including procedures for confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

5. Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Reports and Performance Review

The Audit Committee shall report its actions and any recommendations to the Board after each Audit Committee meeting and shall conduct and present to the Board an annual performance evaluation of the Committee. The Audit Committee shall review at least annually the adequacy of this Charter and recommend any proposed changes to the Board for approval.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the outside auditor.

Disclosure of Charter

This Charter will be made available in accordance with applicable rules and regulations.

Adopted by Resolution of the Board of Directors

January 13, 2006

10305 102nd Terrace

Sebastian, Florida 32958

PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

David C. Warren and Robert E. Drury (together or individually referred to as the “Proxies”), or either of them, are hereby authorized, with full power of substitution, to represent and to vote the stock of the undersigned as specified in this proxy card at the Annual Meeting of Stockholders of eMerge Interactive, Inc., or at any adjournment or postponement of the meeting, and upon such other business as may properly come before the meeting, or at any adjournment or postponement of the meeting. The Annual Meeting of Stockholders of eMerge Interactive, Inc. will be held on Thursday, May 18, 2005, at 10:00 a.m., local time, at Disney’s Conference Facilities, 9250 Island Grove Terrace, Vero Beach, FL.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2 AND 3.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees: John C. Belknap, John C. Foltz, Robert S. Spencer and David C. Warren.

FOR all nominees listed above:  ☐

WITHHOLD vote for all nominees listed above:  ☐

If withheld for only part of the slate, please list the nominee(s) that you are NOT in favor of:

PROPOSAL 2 – AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT

A REVERSE SPLIT AND REDUCE THE NUMBER OF AUTHORIZED SHARES

FOR the amendment and restatement of the Company’s Certificate of Incorporation to (i) effect a reverse split of the Company’s outstanding shares of class A common stock by a ratio of one-for-five to one-for-fifteen, inclusive and (ii) reduce the number of authorized shares of common stock and preferred stock:  ☐

AGAINST amendment and restatement of the Company’s Certificate of Incorporation to (i) effect a reverse split of the Company’s outstanding shares of class A common stock by a ratio of one-for-five to one-for-fifteen, inclusive and (ii) reduce the number of authorized shares of common stock and preferred stock:  ☐

ABSTAIN from the amendment and restatement of the Company’s Certificate of Incorporation to (i) effect a reverse split of the Company’s outstanding shares of class A common stock by a ratio of one-for-five to one-for-fifteen, inclusive and (ii) reduce the number of authorized shares of common stock and preferred stock:  ☐

PROPOSAL 3 – AMENDMENT AND RESTATEMENT OF THE CERTIFICATE OF INCORPORATION TO EFFECT SPECIFIED CHANGES IN THE DESIGNATED STOCK, CLARIFICATIONS AND CORRECTIONS

FOR the amendment and restatement of the Company’s Certificate of Incorporation to (i) eliminate several series of common and preferred stock that are no longer outstanding, (ii) change the designation of class A common stock, par value $0.008 per share, to common stock, par value $0.01 per share, (iii) clarify the Board of Directors’ authority to set the terms of and issue series of preferred stock in the future, and (iv) make certain typographical corrections:  ☐

AGAINST amendment and restatement of Company’s Certificate of Incorporation to (i) eliminate several series of common and preferred stock that are no longer outstanding, (ii) change the designation of class A common stock, par value $0.008 per share, to common stock, par value $0.01 per share, (iii) clarify the Board of Directors’ authority to set the terms of and issue series of preferred stock in the future, and (iv) make certain typographical corrections:  ☐

ABSTAIN from the amendment and restatement of the Company’s Certificate of Incorporation to (i) eliminate several series of common and preferred stock that are no longer outstanding, (ii) change the designation of class A common stock, par value $0.008 per share, to common stock, par value $0.01 per share, (iii) clarify the Board of Directors’ authority to set the terms of and issue series of preferred stock in the future, and (iv) make certain typographical corrections:  ☐

I plan to attend the meeting:  ☐

You are encouraged to specify your choices by marking the appropriate box. This Proxy Card, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, you authorize this Proxy Card to be (and it will be) voted for all of the nominees and for each proposal to amend and restate the Certificate of Incorporation. The Proxies cannot vote your shares unless you sign and return this card. The Proxies are hereby authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Please sign your name exactly as it appears on your stock certificate. If shares held by joint tenants, all should sign. Where applicable, indicate the name of the corporate stockholder and your official position or representative capacity.

Printed Name	Signature

_____________, 2006
Date	Title